INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Increases Quarterly Cash Dividend
INDIANA, Pa. - April 29, 2026 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.37 per share cash dividend on April 29, 2026. This is an increase of $0.01, or 2.78 percent, compared to a cash dividend of $0.36 per share declared in the prior quarter and an increase of $0.03, or 8.82 percent, compared to a cash dividend of $0.34 per share declared in the same period in the prior year. The annualized yield using the April 28, 2026 closing price of $44.43 is 3.33 percent. The dividend is payable May 28, 2026 to shareholders of record on May 14, 2026.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.9 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.